Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-55383 and No. 333-153264) of our reports dated May 15, 2015 relating to our audits of the consolidated financial statements and financial statement schedule of Park Electrochemical Corp. and subsidiaries as of March 1, 2015 and for the year then ended and the effectiveness of internal control over financial reporting of Park Electrochemical Corp. and subsidiaries as of March 1, 2015, included in this Annual Report on Form 10-K of Park Electrochemical Corp. for the year ended March 1, 2015.

/s/ CohnReznick LLP

Jericho, New York

May 15, 2015

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